EXHIBIT NO. 99.(a) 5

MFS SERIES TRUST XI

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

REDESIGNATION OF SERIES

Pursuant to Sections 6.11 and 9.3 of the Amended and Restated Declaration of Trust dated December 16, 2004, as amended (the “Declaration”), of MFS Series Trust II (the “Trust”), the Trustees of the Trust hereby redesignate an existing series of Shares (as defined in the Declaration) as follows:

The series designated as MFS Union Standard Equity Fund shall be redesignated as MFS Blended Research Core Equity Fund.

Pursuant to Section 10.1 of the Declaration, this redesignation of series of Shares shall be effective June 1, 2008.

ESTABLISHMENT AND DESIGNATION

OF CLASSES

Pursuant to Sections 6.10 and 9.3 of the Amended and Restated Declaration of Trust dated December 16, 2004 (the “Declaration”) of MFS Series Trust XI, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, do hereby divide the shares of MFS Blended Research Core Equity Fund, a series of the Trust, to create additional classes of shares, within the meaning of Section 6.10, as follows:

1.	The additional classes of Shares are designated “Class W Shares,” “Class R1 Shares,” “Class R2 Shares,” “Class R3 Shares,” and “Class R4 Shares;”

2.	Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

3.

The purchase price of Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares, the method of determination of the net asset value of Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares, the price, terms and manner of redemption of Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares, and relative dividend rights of holders of Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust’s registration statement under the Securities Act of 1933, as amended;

4.	All shares shall vote together as a single class except that shares of a class may vote separately on matters affecting only that class and shares of a class not affected by a matter will not vote on that matter; and

5.	A class of shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of May 29, 2008, and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler	Robert J. Manning
804 W. Park Avenue	13 Rockyledge Road
State College PA 16803	Swampscott MA 01907

LAWRENCE H. COHN	LAWRENCE T. PERERA
Lawrence H. Cohn	Lawrence T. Perera
45 Singletree Road	18 Marlborough Street
Chestnut Hill MA 02467	Boston MA 02116

DAVID H. GUNNING	ROBERT C. POZEN
David H. Gunning	Robert C. Pozen
2571 N. Park Blvd.	9 Arlington Street
Cleveland Heights OH 44106	Boston MA 02116

WILLIAM R. GUTOW	J. DALE SHERRATT
William R. Gutow	J. Dale Sherratt
3 Rue Dulac	86 Farm Road
Dallas TX 75230	Sherborn MA 01770

MICHAEL HEGARTY	LAURIE J. THOMSEN
Michael Hegarty	Laurie J. Thomsen
177 Old Briarcliff Road	235 Nashawtuc Road
Briarcliff Manor NY 10510	Concord MA 01742

J. ATWOOD IVES	ROBERT W. UEK
J. Atwood Ives	Robert W. Uek
17 West Cedar Street	536 Tierra Mar Lane
Boston MA 02108	Naples FL 34108